Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF AN2 THERAPEUTICS, INC.

AN2 THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of this corporation is AN2 Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 24, 2017 under the name AN2 Therapeutics, Inc.

2. The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 4, 2021.

3. The first paragraph of Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 30,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”) and (ii) 11,500,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

Effective at the time of filing of this Certificate of Amendment to Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every one share of Common Stock and Preferred Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted into 2.352936 shares of such class and series of capital stock without increasing or decreasing the par value of each share of Common Stock or Preferred Stock (the “Forward Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock or Preferred Stock as a result of the Forward Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Forward Split shall occur whether or not the certificates representing such shares of capital stock are surrendered to the Corporation or its transfer agent. The Forward Split shall be effected on a certificate-by-certificate basis and any fractional shares resulting from such split shall be rounded down to the nearest whole shares on a certificate-by-certificate basis.

The Forward Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Forward Split in accordance with this Third Amended and Restated Certificate of Incorporation.

All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock set forth in this Third Amended and Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Forward Split, as applicable.”

4. The first sentence of Article FOURTH, Part B of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“6,100,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” and 5,400,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

5. This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

6. Thereafter, pursuant to a resolution of the Corporation’s board of directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 18th day of March, 2022

AN2 THERAPEUTICS, INC.

By:	/s/ Eric Easom
Eric Easom
Chief Executive Officer

[Signature Page to Charter Amendment]